FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                October 19, 2000

To the Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frequency Electronics, Inc. will be held at the offices of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York, on the 19th day of October 2000, at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

      1. To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified;

      2.   To   consider   and   act   upon   ratifying   the   appointment   of
PricewaterhouseCoopers   LLP  as  independent   auditors  for  the  fiscal  year
commencing May 1, 2000.

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The transfer books will not be closed. Only stockholders of record as of the close of business on August 25, 2000 are entitled to notice of, and to vote at, the meeting.

                                      By order of the Board of Directors


                                                s/HARRY NEWMAN
                                                --------------
                                                  HARRY NEWMAN
                                                   Secretary

Mitchel Field, New York
August 25, 2000

       If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return same promptly in the enclosed, stamped envelope.

                           FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 19, 2000

       The accompanying Proxy is solicited by and on behalf of the board of directors of Frequency Electronics, Inc., a Delaware corporation (hereinafter called the "Company"), for use only at the Annual Meeting of Stockholders to be held at the office of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553, on the 19th day of October 2000, at 10:00 A.M., Eastern Daylight Savings Time, or any adjournment or adjournments thereof. The Company will mail this Proxy Statement and the form of Proxy on or about August 25, 2000. Only stockholders of record as of the close of business on August 25, 2000 are entitled to notice of, and to vote at, the meeting.

       The Board may use the services of the Company's directors, officers and other regular employees to solicit proxies personally or by telephone and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals and reimburse them for their out-of-pocket expenses in so doing. The cost of solicitation of proxies, which it is estimated will not exceed $7,500, will be borne by the Company. Each proxy executed and returned by a Stockholder may be revoked at any time thereafter by filing a later dated proxy or by appearing at the meeting and voting except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Dissenters are not entitled by law to appraisal rights.

VOTING SECURITIES

       On August 25, 2000, the Company had outstanding 8,074,846 shares of common stock, $1.00 par value ("Common Stock") (excluding 934,413 treasury shares), each of which entitled the holder to one vote. No shares of preferred stock were outstanding as of such date. A quorum of Stockholders, present in person or by proxy, is constituted by a majority of the outstanding shares.

       It is expected that the following business will be considered at the meeting and action taken thereon.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

       It is proposed to elect a Board of seven (7) directors ("Director(s)") to hold office until the next annual meeting of Stockholders and until their respective successors are elected and qualified. Cumulative voting is not permitted. It is intended that the accompanying form of Proxy will be voted for the re-election of all seven of the present members of the Board, each of whose principal occupations are set forth in the following table, if no direction to the contrary is given. In the event that any such nominee is unable or declines to serve, the Proxy may be voted for the election of another person in his place. The Board knows of no reason to anticipate that this will occur. The nominees are as follows:

Nominees for Election as Directors

                                                                     Year First
                                                                      Elected

Name                       Principal Occupation          Age          Director

Joseph P. Franklin         Chairman of the Board          66            1990
(Major General,            of Directors
 U.S. Army - Ret.)

Martin B. Bloch            President, Chief               64            1961
                           Executive Officer
                           and a Director

Joel Girsky (3)            President, Jaco                61            1986
                           Electronics, Inc. and a
                           Director

John C. Ho (1)             Director                       67            1968


E. Donald Shapiro          Joseph Solomon                 68            1998
                           Distinguished Professor
                           of Law, New York School
                           of Law and a Director

Marvin Meirs (2)           Director                       62            1998

S. Robert Foley, Jr.       Senior Advisor, Raytheon       72            1999
(Admiral, U.S.             Company and a Director
 Navy - Ret.)


       All directors hold office for a one-year period or until their successors are elected and qualified.

     (1) John Ho retired from his position as Vice President of Research and Development effective May 1, 1997. He has been retained as a consultant to the Company.
     (2) Marvin Meirs retired from his position as Vice President of Engineering effective May 1, 1999. He has been retained as a consultant and part-time employee.
     (3) Mr. Girsky owns approximately 15% of the outstanding shares of Jaco Electronics, Inc. (Jaco). During the year ended April 30, 2000, the Company purchased component parts from Jaco or one of its subsidiaries in the aggregate amount of $3 million.

BUSINESS EXPERIENCE OF DIRECTORS

       MARTIN B. BLOCH, age 64, has been a Director of the Company and of its predecessor since 1961. He is currently President and Chief Executive Officer of the Company as well as President of FEI Communications, Inc., a subsidiary of the Company which is engaged in the manufacture and sale of time and frequency control products for commercial communications applications. Previously, he served as chief electronics engineer of the Electronics Division of Bulova Watch Company.

       JOSEPH P. FRANKLIN, age 66, has served as a Director of the Company since March 1990. In December 1993, he was elected Chairman of the Board of Directors and served as Chief Executive Officer of the Company through April 1999. He has been the chief executive officer of Franklin S.A., since August 1987, a Spanish business consulting company located in Madrid, Spain, specializing in joint ventures, and was a director of several prominent Spanish companies. General Franklin was a Major General in the United States Army until he retired in July 1987.

       JOEL GIRSKY, age 61, has served as a Director of the Company since October 1986. He is the President and a director of Jaco Electronics, Inc., which is in the business of distributing electronics components and has served in such a capacity for over eighteen years. He has been a director since 1983 of Nastech Pharmaceuticals Company which manufactures and distributes certain drugs.

     JOHN C. HO, age 67, was employed by the Company and its predecessor from 1961 until his retirement on May 1, 1997. Mr. Ho served as a Vice President from 1963 to 1997 and as a Director since 1968. Prior to joining the Company, Mr. Ho held various engineering positions with International Telephone and Telegraph Company and Bulova Watch Company. Mr. Ho continues to serve the Company as a consultant.

     E. DONALD SHAPIRO, age 68, is the Joseph Solomon Distinguished Professor of Law, New York School of Law. He is a director of Loral Space & Communications, Ltd., Bank Leumi Trust Co., United Industrial Corporation and other corporations. Mr. Shapiro became a member of the board of directors in 1998.

     MARVIN MEIRS, age 62, joined the Company in 1966 in an engineering capacity. He served as Vice President for Engineering of the Company from 1978 through his date of retirement, May 1, 1999. Mr. Meirs became a member of the board of directors in 1998. Mr. Meirs continues to serve the Company as a consultant and part-time employee.

     S. ROBERT FOLEY, Jr., age 72, is the Senior Advisor - Far East for Raytheon Company. He served as Vice President of Raytheon International, Inc. and President of Raytheon Japan from 1995 to 1998. Admiral Foley served in the United States Navy for 35 years, including the position of Commander-In-Chief of the Pacific Fleet. Admiral Foley is also a director of URS Corp., RSI, Inc., SAGE Laboratories, and Filtronics Solid State. Admiral Foley became a member of the board of directors in 1999.


       No Director or executive officer or any associate of a Director or executive officer is an adverse party in litigation with the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to certain litigation involving the Company in which both the Company and certain directors and executive officers are named defendants, reference is made to Item 3 of the Company's Annual Report on Form 10-K for the year ended April 30, 2000, a copy of which is on file with the Securities and Exchange Commission.

Vote Required

       In order for Proposal No. 1 respecting the election of seven (7) directors to be adopted, the holders of at least a plurality of the shares represented at the Annual Meeting must vote for such adoption in person or by proxy.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

       The Board has appointed the firm of PricewaterhouseCoopers LLP, as independent auditors for the fiscal year commencing May 1, 2000. Stockholders are requested to signify their approval or disapproval of the appointment.

       It is anticipated that a representative of PricewaterhouseCoopers LLP, the principal auditors of the Company for the current year, will be present at the meeting. Such representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

       An affirmative vote by the holders of a majority of the Company's shares present or represented by proxy at the Annual Meeting is required for the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2001 fiscal year.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 3

                                 OTHER BUSINESS

       As of the date of this Proxy Statement, the only business which the Board intends to present and knows that others will present at the meeting are hereinabove set forth. If any other matter or matters are properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

                            PROPOSALS OF STOCKHOLDERS

       Proposals of stockholders intended to be presented at the next annual meeting of Stockholders of the Company must be received by the Company for inclusion in its Proxy Statement and form of Proxy relating to that meeting by May 1, 2001.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth as of August 25, 2000, information concerning the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's chief executive officer and the Company's four most highly compensated other executive officers who were serving as executive officers at the end of the last completed fiscal year, and (iv) all directors and officers of the Company as a group:

                                         Amount and Nature of
Name and Address of Beneficial Holder    Beneficial Ownership   Percent of Class
Inverness Counsel, Inc.
545 Madison Ave.
New York, NY  10022                            854,100             10.58%

Dimensional Fund Advisors
1299 Ocean Ave
Santa Monica, CA  90401                        579,639              7.18

Frequency Electronics, Inc.,
Employee Stock Ownership Plan (1)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                        674,739              8.36

Martin B. Bloch (2)(3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                        820,502             10.16

Joseph P. Franklin (3)(4)(5)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                        192,242              2.38

Joel Girsky
c/o Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, NY 11788                             15,000               *

John C. Ho
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                         24,824               *

E. Donald Shapiro
New York School of Law
New York, NY                                    15,000               *

Marvin Meirs (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                         12,812               *

S. Robert Foley
c/o Raytheon Company
141 Spring Street
Lexington, MA  02421                             7,500               *

Markus Hechler
55 Charles Lindbergh Blvd.
Mitchel Field, NY 11553                         81,335              1.01

Alfred Vulcan (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                         24,333               *

Leonard Martire (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                         27,979               *

All executive officers
and directors as a group (14
persons) (3)(5)                              1,333,268             16.51

*designates less than one (1%) percent.

Notes:

(1) Includes 553,644 shares of stock held by the F.E.I. ESOP Trust for the Company's Employee Stock Ownership Plan, all of which shares have been allocated to the individual accounts of employees of the Company (including the Named Officers as defined on page 14); also includes 121,095 shares held by the Trust under the Stock Bonus Plan (converted by amendment to the Employee Stock Ownership Plan as of January 1, 1990).

(2) Includes 48,000 shares issuable on the full exercise of options granted to Mr. Bloch on August 31, 1998 and July 7, 1999 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable one year after issuance at an exercise price of $7.125 and $7.625, respectively (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

(3) Includes the number of shares which, as at August 25, 2000, were deemed to be beneficially owned by the persons named below, by way of their respective rights to acquire beneficial ownership of such shares within 60 days through,
(i) the exercise of options; (ii) the automatic termination of a trust, discretionary account, or similar arrangement; or (iii) by reason of such person's having sole or shared voting powers over such shares. The following table sets forth for each person named below the total number of shares which may be so deemed to be beneficially owned by him and the nature of such beneficial ownership.

                                    Stock Bonus
           Name                     Plan Shares     ESOP Shares   ISOP Shares
                                        (a)            (b)

Martin B. Bloch ...................  22,317          5,487           -0-

Joseph P. Franklin ................     -0-          3,942           -0-

Leonard Martire ...................     -0-          5,879          7,250

Marvin Meirs ......................   1,481          5,082           -0-

Alfred Vulcan .....................   1,532          5,301          2,500

Markus Hechler ....................   2,706          5,879         26,250

All Directors and
Officers as a Group ...............  29,070         51,580        112,953
(14 persons)


     (a)Includes all shares allocated under the Company's Stock Bonus Plan ("Bonus Plan") to the respective accounts of the named persons, ownership of which shares is fully vested in each such person. No Bonus Plan shares are distributable to the respective vested owners thereof until after their termination of employment with the Company. As of January 1, 1990 the Bonus Plan was amended to an "Employee Stock Ownership Plan" (see the discussion of the Employee Stock Ownership Plan contained in the Compensation Committee Report, below; see also footnote
        (b) to the table).

     (b)Includes all shares allocated under the Company's Employee Stock Ownership Plan ("ESOP") to the respective accounts of the named persons, ownership of which shares was fully vested in each such person as at April 30, 2000. ESOP shares are generally not distributable to the respective vested owners thereof until after their termination of employment with the Company. However, upon the attainment of age 55 and completion of 10 years of service with the Company, a participant may elect to transfer all or a portion of his vested shares, or the cash value thereof, to a Directed Investment Account. Upon the allocation of shares to an employee's ESOP account, such employee has the right to direct the ESOP trustees in the exercise of the voting rights of such shares (see the discussion of the ESOP included below in the Compensation Committee Report).

(4) Includes 75,500 shares issuable on the full exercise of options granted to General Franklin on December 6, 1993, August 31, 1998 and July 7, 1999 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable one year after issuance at an exercise price of $4.375, $7.125 and $7.625, respectively (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

 (5) Includes shares granted to the officers of the Company pursuant to a stock purchase agreement in connection with the Restricted Stock Plan:

              Name                        Restricted
                                             Stock
         Martin B. Bloch                        -0-

         Joseph P. Franklin                  15,000

         Leonard Martire                      7,500

         Alfred Vulcan                          -0-

         Markus Hechler                      15,000

         All Officers as a Group             67,500
          (10 persons)

 (6) Includes 61,045 shares held by the Franklin Family Trust over which General Franklin has no direct control.

       There are no beneficial owners known to the Company who have the right to acquire further beneficial ownership, except as indicated above.

Compliance with Section 16(a) of the Exchange Act

       Any person who is an officer, director, or the beneficial owner, directly or indirectly, of more than 10% of the outstanding common stock of the Company is required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file certain reports with the Securities and Exchange Commission (the "Commission") disclosing his or her holdings or transactions in any securities of the Company. For purposes of this discussion, all such persons required to file such reports will be referred to as "Reporting Persons". Every Reporting Person must file an initial statement of his or her beneficial ownership of the Company's securities on the Commission's Form 3 within ten days after he or she becomes a Reporting Person. Thereafter (with certain limited exceptions), all changes in a Reporting Person's beneficial ownership of the Company's securities must be reported on the Commission's Form 4 on or before the 10th day after the end of the month in which such change occurred. The Company knows of no person who was a Reporting Person during the fiscal year ended April 30, 2000 or during the current fiscal year, who has failed to file any reports required to be filed on Forms 3 or 4 with respect to his or her holdings or transactions in the Company's securities since the Company became publicly-held in 1982.

Certain Information as to Committees and Meetings of the Board of Directors

       During the past fiscal year, four meetings of the Board were held. Each incumbent Director attended all meetings of the Board.

       In December 1983, the Board appointed an Audit Committee which presently consists of three Directors, Messrs. Girsky, Foley and Shapiro. The function of the Audit Committee is to insure the integrity and credibility of the Company's financial information system and the published reports flowing out of that system. The Audit Committee held three meetings during the last fiscal year.

       The Compensation Committee presently consists of four Directors, Messrs. Girsky, Shapiro, Foley and Franklin. The committee determines cash remuneration arrangements for the highest paid executives and oversees the Company's stock option, bonus and other incentive compensation plans. The report of the Compensation Committee appears on pages 9 through 14 of this proxy statement. The Compensation Committee held one meeting during fiscal year 2000.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overall Policy

     The members of the Compensation Committee include Messrs. Joel Girsky, E. Donald Shapiro, S. Robert Foley and Joseph P. Franklin. The Committee reviews and, with any changes it believes appropriate, approves the Company's executive compensation.

       The general goals of the Compensation Committee are to: (i) attract, motivate, and retain effective and highly qualified executives; (ii) strengthen the common interests of management and shareholders through executive stock ownership; (iii) promote the Company's long and short-term strategic goals and human resource strategies; (iv) recognize and award individual contributions to the Company's performance and (v) reflect compensation practices of comparable companies.

       To achieve the foregoing goals, the Compensation Committee has structured a comprehensive compensation program aimed at: (i) compensating executive officers on an annual basis with a cash salary at a level sufficient to retain and motivate them and to recognize and award individual merit; (ii) linking a portion of executive compensation to long-term appreciation of the Company's stock price by encouraging executive ownership of the Company's stock through awards of shares of the Company's stock and grants of options to purchase Company stock, and; (iii) providing incentives to achieve corporate performance goals by rewarding contributions to the Company's performance through cash bonuses keyed to operating profit levels. These policies are implemented through a reward system which includes base salary and long and short-term incentive compensation opportunities consisting of the following:

Base Salaries

       The Committee annually reviews the base salaries of the CEO and all other executive officers of the Company. The Compensation Committee believes that the Company's executive officers, including those shown in the Summary Compensation Table on page 14 (the "Named Officers") have been largely responsible for the Company's past successes and for achieving the production and engineering improvements that have maintained the Company's position at the forefront of technical innovation. A base salary for each executive is determined on the basis of such factors as: levels of responsibility; experience and expertise; evaluations of individual performance; contributions to the overall performance of the Company; time and experience with the Company; internal compensation equity; external pay practices for comparable companies; and existing base salary relative to position value.

       During  fiscal 2000,  the  Compensation  Committee  initiated an in depth review of the compensation package provided to Mr. Bloch. The Compensation Committee determined that it would be in the best interests of the Company if a formal written multi-year employment agreement for Mr. Bloch could be developed on mutually satisfactory terms. Pending completion of its review and negotiation of a written employment agreement with Mr. Bloch, the Compensation committee awarded a base salary of $325,000 for fiscal 2000, with the understanding that the base salary would be reviewed further as part of a comprehensive compensation package that would be incorporated into a written employment agreement. It was determined that the fiscal 2000 compensation was less than competitive with industry standards for the position. Accordingly, after reviewing Mr. Bloch's outstanding contributions to the Company over the past thirty-five years and in line with the compensation of comparable positions in the industry and the region, the Compensation Committee recommended that an employment agreement and stock option agreement be entered into with Mr. Bloch as of August 8, 2000. The employment agreement provides a base annual salary of $400,000, plus a fixed annual bonus of 6% of the pre-tax profit of the Company with a cap on the pre-tax profit at $20,000,000, as well as separation benefits in the event of a change in control or ownership of part or all of the Company, continuation of disability, medical and life insurance, the cost of an annual physical examination and a new automobile every three years. In addition, Mr. Bloch was awarded stock options to purchase 180,000 shares of the Company's common stock at the fair market value on August 8, 2000 for a period of ten (10) years. In determining the compensation package for Mr. Bloch, the Compensation Committee took into account the compensation packages for senior officers at companies of comparable size and complexity, both public and private, as well as its assessment of Mr. Bloch's individual performance, and his contribution to the Company's past growth and accomplishments as well as contributions which it is anticipated will be made by Mr. Bloch in the future. In this regard, the Committee recognized Mr. Bloch's untiring efforts in developing new, non-military technology applications, markets and marketing programs which the Committee believes will continue to help position the Company to compete more effectively in commercial as well as military markets. The Committee noted that in fiscal 1999 and 2000, under Mr. Bloch's leadership, the Company redirected a significant portion of its resources to the design and development of new products for the commercial communications marketplace. Fiscal 2000 revenues and operating profits were significantly higher than in the previous year, as such investment in development began to show results. The Company and the Committee believe that the investment in new products will result in significant growth of revenues and profits in future periods.


       Upon the election of General Franklin to the position of Chairman of the Board of Directors and Chief Executive Officer the factors noted above were also taken into consideration in awarding his base salary. Based on General Franklin's special qualifications, the responsibilities involved and the compensation of comparable positions in the industry and the region, the non-employee members of the Compensation Committee awarded a base salary of $250,000. Effective May 1, 1999, General Franklin requested a reduction in his duties to the Company to pursue other interests. His principal responsibilities with respect to Frequency Electronics are in the areas of corporate development and investor relations. In recognition of this reduced role, General Franklin's compensation was reduced to $100,000.

       In prior fiscal years, General Franklin and Mr. Bloch voluntarily reduced their base salaries to $202,500 and $263,250, respectively. In any fiscal year during which the Company achieves an operating profit of at least $1 million (excluding certain one-time adjustments), these salary reductions are restored to the executive officers as a component of their annual bonuses.

       The non-employee members of the Committee took note of these salary reductions in approving the awards of incentive bonuses to the senior officers of the Company based on the Company's fiscal 2000 performance and the incentive compensation plans described below.

Short-Term Incentives

       The Company maintains two short-term incentive bonus plans, the Income Pool Incentive Compensation Plan ("IPICP") and the Presidential Incentive Plan ("PIP"). They are designed to create incentives for superior performance and to allow the Company's executive officers to share in the success of the Company by rewarding the contributions of individual officers. The availability of funds for distribution under these plans is dependent upon the performance of the Company as a whole. Focused on short-term or annual business results, they enable the Company to award designated executives with annual cash bonuses based on their contributions to the profits of their particular divisions of the Company.

The Income Pool Incentive Compensation Plan
-------------------------------------------

       The IPICP authorizes the establishment of an income pool based upon the "Operating Profits" of the Company. Operating Profits are defined as follows: net sales minus cost of sales and selling and administrative expenses in accordance with Generally Accepted Accounting Principles consistently applied. The amount of income pool available for distribution under the IPICP is calculated in accordance with the following formula: the amount of Operating Profit divided by 1,000,000, squared, and multiplied by $20,000 (provided however that the income pool may not exceed 12% of Operating Profits). Persons eligible to receive cash awards under the IPICP include the Executive Committee, excluding the CEO, and any other employee who is recommended by such Executive Committee and approved by the CEO. All of the Company's executive officers including all of the Named Officers comprise the Executive Committee. For any fiscal year when there are funds available for distribution under this plan, Mr. Bloch determines the amount to be awarded to each of the members of the Executive Committee. The members of such committee may recommend to Mr. Bloch, for his approval, designated individuals, who are not members of such committee, to share in such distribution. Under the terms of the plan, the entire income pool is not required to be distributed each year and any undistributed portions of such pool are not carried forward to future periods. The recipients of cash bonuses under the IPICP, and the amount of such bonuses, are approved by Mr. Bloch, based upon an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to the Company's operating results. For the fiscal years ended April 30, 2000 and 1998, the Company accrued approximately $65,000 and $335,000, respectively, to be distributed under the terms of the IPICP. During fiscal year 1999, the Company did not record an accrual under the IPICP due to the operating loss incurred in that year.

The Presidential Incentive Plan
-------------------------------


       The PIP is designed to provide the president with incentive compensation by way of annual cash payments based upon the Company's earnings before income taxes. Funds are made available to the PIP based upon the following formula: consolidated pre-tax profits divided by 1,000,000, squared, and multiplied by $5,000. For the years ended April 30, 2000 and 1998, the Company accrued approximately $110,000 and $155,000, respectively, to be used as awards under this plan. During fiscal year 1999, the Company did not record an accrual under the PIP. The PIP will no longer be applicable in Fiscal 2001 and thereafter.


Long-Term Incentives

       As part of its comprehensive compensation program, the Company stresses long-term incentives through awards of shares of its common stock under the Employee Stock Ownership Plan, described below, and through the grant of options to purchase common stock through various Incentive Stock Option Plans, also described below. Grants and awards are aimed at attracting new personnel, recognizing and rewarding current executive officers for special individual accomplishments, and retaining high-performing officers and key employees by linking financial benefit to the performance of the Company (as reflected in the market price of the Company's common stock) and to continued employment with the Company. The number of shares granted to executive officers under the Company's ESOP is determined on a pro-rata basis, as described below. Grants of stock options are generally determined on an individual-by-individual basis. The factors considered are the individual's performance rating and potential for contributing to the Company's future growth, the number of stock options previously granted to the individual and the Company's financial and operational performance.

The Employee Stock Ownership Plan and Trust
-------------------------------------------

       The Employee Stock Ownership Plan ("ESOP") is maintained by the Company for all of its employees including its executive officers. The ultimate value of any awards of stock made under this plan is dependent upon the market value of the Company's common stock at such time as the shares are distributed to the recipients. The Compensation Committee believes that awards of stock under this plan provide employees with a long-term focus since distribution of the stock is not made until after termination of employment and is forfeitable until certain lapse of time and continued employment criteria are met. The ESOP was established as of January 1, 1990 through the amendment of the Company's previously existing Stock Bonus Plan and was funded at inception with 1,071,000 shares of the Company's common stock (the "ESOP Shares") to be allocated annually to the employees of the Company over a period of ten years. Allocations are made under the ESOP to each employee's account in proportion to the percentage which such person's annual base salary bears to the aggregate annual compensation of all members during the fiscal year for which the allocation was made, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. The Company's executives therefore cannot benefit under this plan to any extent greater than any other employee of the Company who earns an annual salary of $48,000 or more.

       An employee's right to receive shares allocated to his account is 20% vested after completion of three years of employment with yearly increases in the percentage vested until after seven years of employment, at which time an employee's right to receive 100% of the shares allocated to his or her account is vested. Determination of the vesting period is made in accordance with the employee's years of employment with the Company and not from the time of any particular allocation of shares to his account. Accordingly, the right to receive all shares allocated to an employee at any time after he or she has been employed by the Company for seven or more years, is fully vested at the time of such allocation. As of April 30, 2000, each of the Named Officers, with the exception of General Franklin, have more than seven years of service and, therefore, have the vested right to receive 100% of the shares allocated to their respective accounts.

       All ESOP Shares, whether or not allocated to an employee's account, are held in trust by the trustees who administer the ESOP until distribution to the respective employee. ESOP Shares are distributed only after termination of employment with the Company. However, upon the attainment of age 55 and completion of 10 years of service with the Company, a participant may elect to transfer all or a portion of his vested shares, or the cash value thereof, to a Directed Investment Account. Voting of allocated shares is by the ESOP trustees at the direction of the employees in proportion to the number of shares allocated in their respective accounts.

       The beneficial stock ownership table on page 7 shows the allocation of ESOP shares to the accounts of each of the Named Officers as of April 30, 2000. The dollar value of the annual allocation of shares, as at the date of allocation, is included in the Summary Compensation Table. Awards under this plan are not tied to any performance criteria other than those relating to percentage of aggregate annual compensation of all members, lapse of time, and continued employment with the Company.

The Incentive Stock Option Plans
--------------------------------

       Grants of stock options are an integral part of the Company's long-term incentive compensation program. The Compensation Committee believes that ownership of options to purchase the Company's stock helps executives view the Company and its operations and achievements from the perspective of a stockholder with an equity stake in the business. All options granted to the Company's executives have exercise prices equal to the fair market value of the Company's common stock on the date of grant. The value to an executive of such options is, therefore, tied to the future market value of the Company's stock since he or she will benefit from such options only when the market price of the stock increases above the exercise price of the option. Moreover any benefit to an option holder is limited to the extent that all stockholders benefit from such increase in the market value of the stock. In addition options become exercisable only after one year from grant and then only in 25% cumulative increments annually. The Compensation Committee believes that this staggered approach to exercisability provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

       Under the terms of the ISOPs, eligible employees could be granted options to purchase shares of the Company's common stock. Under the terms of each of the ISOPs, all options granted thereunder are mandated to have a term of ten years and an exercise price equal to the market price of the Company's common stock on the date of grant, and to be exercisable, commencing one year from the date of grant, at a cumulative rate of: 25% of the total shares subject to the option in the second year; 50% of the total shares subject to the option in the third year; 75% of the total shares subject to the option in the fourth year and the remainder of the total shares subject to option in the fifth year.

       The President (or, in his absence, the Chairman of the Board of Directors) and the Compensation Committee each have full authority to determine awards of stock options to individuals. The President, Chairman, and members of the Committee will recuse themselves from considering and approving awards where they are personally involved. In the case where the President or Chairman have made awards, the Compensation Committee will be informed each time awards are made.

The Senior Executive Stock Option Plan
--------------------------------------

       The Company established a Senior Executive Stock Option Plan in 1987 ("Senior ESOP") for the President or Chairman of the Board of Directors of the Company or of any subsidiary of the Company which produces gross sales for two consecutive fiscal years in excess of $30,000,000. The Senior ESOP provides that eligible employees may be granted options to purchase shares of the Common Stock of the Company, exercisable after one year of continuous employment from date of grant. The option price must be at least equal to the fair market value of the Company's common stock on the date of grant of the option. The Compensation Committee administers the Senior ESOP and has the discretion to determine which eligible employees shall be granted stock options and the number of shares subject to such options. General Franklin and Mr. Bloch have received grants of options under this plan.

The Restricted Stock Plan
-------------------------

       The Company maintains a Restricted Stock Plan which it established in 1989 (the "Restricted Stock Plan") for key employees (including all officers and directors who are employees). The Restricted Stock Plan provides that eligible employees ("Participants") may enter into restricted stock purchase agreements to purchase shares of the Common Stock of the Company, subject to various forfeiture restrictions ("Restricted Stock"). A total of 250,000 shares of Common Stock were made available for purchase under the Restricted Stock Plan. The Compensation Committee has the authority to determine (i) those who may purchase Restricted Stock, (ii) the time or times at which Restricted Stock may be purchased, (iii) the number of shares of Restricted Stock which may be purchased, (iv) the duration of the restrictions on the Restricted Stock, (v) the manner and type of restrictions to be imposed on the Restricted Stock, and
(vi) the purchase price to be paid for the Restricted Stock (which purchase price may not be less than the $1 per share par value of the Common Stock on the date the Restricted Stock is purchased), and (vii) the method of payment of the purchase price. During fiscal 1996, the Compensation Committee authorized the grant of an aggregate of 112,500 shares of Restricted Stock to the then nine Company Officers at an option price of $4.00 per share. (See the Restricted Stock table on page 8.) The Compensation Committee did not authorize any persons to purchase any shares under this plan during fiscal years 2000, 1999, or 1998.

Independent Contractor Stock Option Plan
----------------------------------------

      During fiscal 1998, the Company established an Independent Contractor Stock Option Plan under which up to 200,000 shares may be granted. The Compensation Committee determines to whom options may be granted from among eligible participants, the timing and duration of option grants, the option price, and the number of shares of common stock subject to each option. During the year ended April 30, 2000, the Company granted options to acquire 12,000 at a price of $7.625 and $9.25, the fair market value of the Company's common stock at the date of each grant. Of the shares granted, 3,900 were exercisable immediately and balance may be exercised over the next two to three years. During the year ended April 30, 1998, the Company granted options to acquire 112,500 shares at a price of $15.75, the then fair market value of the Company's common stock. Of the shares granted, 22,750 were exercisable immediately, 29,750 are exercisable one year from grant date, 30,000 are exercisable two years from grant date, and 30,000 are exercisable three years from grant date. For the years ended April 30, 2000, 1999 and 1998, the Company recognized compensation expense of $170,000, $58,000 and $208,000, respectively, as a result of these stock option grants.

Supplemental Separation Benefits
--------------------------------

       The Company has an agreement with certain executive officers to provide supplemental separation benefits. Under the agreement, in the event of a change in control or ownership of part or all of the Company which gives rise to discharge of any officer without cause and such officer is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge, then such officer will receive supplemental severance pay equal to one month's base salary for each year of service at the Company up to a maximum of 15 months.

        Joel Girsky
        S. Robert Foley
        E. Donald Shapiro
        Joseph P. Franklin

        Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

       The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") based on salary and bonus earned in 2000.

                                 Annual Compensation            Long-Term
                                                           Compensation Awards
                                                        $Value of
                                                        Restricted
Name and Principal                                        Stock
  Position              Year    Salary        Bonus      Awards(6)    Options
----------------------------- ----------- ----------- -------------- ---------
Martin B. Bloch,        2000   $364,027     $65,000       $ 8,279     30,000(7)
President, Chief        1999    306,601          -0-        7,950     18,000
Executive Officer (1)   1998    308,889      62,750        12,528         -0-
-------------------------------------------------------------------- -----------
Markus Hechler,         2000    157,983      15,000         8,279         -0-
Executive Vice          1999    137,985           0         7,950     30,000
President (2)           1998    124,602      30,000        12,528      7,500
-------------------------------------------------------------------- -----------
Alfred Vulcan, Vice     2000    142,699      10,000         8,279     10,000(8)
President, Systems      1999    142,692          -0-        7,950     10,000
Engineering (3)         1998    126,065      30,000        12,528      7,500
-------------------------------------------------------------------- -----------
Joseph P. Franklin,     2000    137,560      15,000         8,279     20,000(7)
Chairman of the         1999    223,828          -0-        7,950     18,000
Board (4)               1998    210,653      47,500        12,528         -0-
-------------------------------------------------------------------- -----------
Leonard Martire, Vice   2000    135,389      30,000         8,279     10,000(8)
President, Space        1999    139,704          -0-        7,950     10,000
Systems and Business    1998    140,860      10,000        12,528      4,500
Development (5)


Notes:

         (1) For the fiscal years ended April 30, 2000, 1999 and 1998, the salary shown for Mr. Bloch includes aggregates of $26,527, $28,164 and $30,452, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers. In prior fiscal years, Mr. Bloch voluntarily reduced his $325,000 base salary to $263,250.

         (2) For the fiscal years ended April 30, 2000, 1999 and 1998, the salary shown for Mr. Hechler includes aggregates of $14,906, $16,831, and $15,648 respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (3) For the fiscal years ended April 30, 2000, 1999 and 1998, the salary shown for Mr. Vulcan includes aggregates of $18,546, $19,423 and $12,988, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (4) For the fiscal years ended April 30, 2000, 1999 and 1998, the salary shown for General Franklin includes aggregates of $4,050, $17,434 and $12,047, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); and (iii) the costs of medical reimbursements available to officers. In prior fiscal years, General Franklin voluntarily reduced his $250,000 base salary to $202,500.

         (5) For the fiscal years ended April 30, 2000, 1999 and 1998, the salary shown for Mr. Martire includes aggregates of $6,158, $8,165 and $18,086, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (6) Represents the dollar value, as at the date of allocation, of shares of common stock of the Company allocated under the Company's Employee Stock Ownership Plan ("ESOP") as at December 31, 1999, 1998 and 1997 (the "Grant Dates"), respectively. Awards made under the ESOP are not performance-based, but are awarded to all employees of the Company in proportion to the percentage which their annual salary bears to the aggregate annual salaries of all eligible employees of the Company, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. Distribution of shares allocated to an employee's account is not made until after termination of employment. Seven hundred ninety-eight (798), seven hundred ninety-five (795) and seven hundred eighty-three (783) shares of the Company's common stock were allocated to the ESOP accounts of each of the Named Officers as at December 31, 1999, 1998 and 1997, respectively. The market price of the Company's common stock as at each of the foregoing Grant Dates was $10.375 at December 31, 1999, $10 at December 31, 1998 and $16 at December 31, 1997. (See the discussion under the caption "The Employee Stock Ownership Plan and Trust" included in the Compensation Committee Report, above.)

         (7) Represents shares awarded under the Senior Executive Stock Option Plan. The exercise prices of the awarded options are at the fair market value of the Company's common stock on the date of grant. (See Option Grants in Fiscal 2000 on page 16.) The options are fully exercisable one year after date of grant.

         (8) Represents shares awarded under the Incentive Stock Option Plans. The exercise prices of the awarded options are at the fair market value of the Company's common stock on the date of grant. (See Option Grants in Fiscal 2000 on page 16.) The options are exercisable in increments of 25% annually (and cumulatively) beginning one year after date of grant.

Stock Options

Options Granted:

       The following table sets forth certain information with respect to options to acquire common stock that were granted during the fiscal year ended April 30, 2000, to each of the Named Officers under the Company's stock option plans.

                          OPTION GRANTS IN FISCAL 2000

                            Individual Grants
------------------------------------------------------------------
                                                                       Potential
                                % of Total                             Realizable
                                Options                             Value at Assumed
                     No. of     Granted to                          Annual Rates of
                   Securities   Employees   Exercise                  Stock Price
                   Underlying   in          or Base                  Appreciation
                    Options     Fiscal      Price     Expiration    for Option Term
        Name        Granted     Year        ($/Sh)       Date        5% ($)   10% ($)
        ----        -------    -------      ------   -------------  ------   -------
Martin B. Bloch      30,000     25.21%      $7.625   July 7, 2009   143,860  364,569
Markus Hechler           -0-      -           -             -         -         -
Alfred Vulcan        10,000      8.40%      $7.625   July 7, 2009    47,953  121,523
Joseph P.Franklin    20,000     16.81%      $7.625   July 7, 2009    95,906  243,046
Leonard Martire      10,000      8.40%      $7.625   July 7, 2009    47,953  121,523

Option Exercises and Year-end Values:

       The following table sets forth certain information with respect to options exercised during fiscal 2000 by each Named Officer and option values as of April 30, 2000.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Value of
                                          No. of Securities    Unexercised
                                          Underlying           In-the-Money
                                          Unexercised Options  Options at
                 Shares                   at Fiscal year-end   Fiscal Year-end($)
                 Acquired on  Value       Exercisable (E)/     Exercisable (E)/
Name             Exercise    Realized ($) Unexercisable (U)    Unexercisable(U)
----             ----------- ------------ -------------------  ----------------
Martin B. Bloch     165,000   $3,894,000   18,000 (E)            $ 173,250 (E)
                                           30,000 (U)            $ 273,750 (U)

Markus Hechler       31,500    $ 188,027   41,250 (E)            $ 489,704 (E)
                                           26,250 (U)            $ 242,224 (U)

Alfred Vulcan         6,250    $  94,061   15,000 (E)            $ 191,250 (E)
                                           21,250 (U)            $ 188,124 (U)

Joseph P. Franklin        0            0   70,500 (E)            $ 852,000 (E)
                                           20,000 (U)            $ 182,500 (U)

Leonard Martire      20,850    $ 404,948   12,250 (E)            $ 134,500 (E)
                                           19,750 (U)            $ 178,250 (U)

Long-term Incentive Plans

       The Company does not maintain any compensation plans for its executive officers or directors or for any of its other employees which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year other than the restricted stock and stock option plans discussed in the Compensation Committee Report, above. Awards under these plans are shown in the Summary Compensation Table, above.

Pension Benefits


     The Company has no defined benefit or actuarial retirement plans in effect. It has entered into certain Executive Incentive Compensation ("EIC") agreements with key employees (including some officers) providing for the payment of benefits upon retirement or death or upon the termination of employment not for cause. The Company pays compensation benefits out of its working capital but has also purchased whole life insurance (of which it is the sole beneficiary) on the lives of certain of the participants to cover the optional lump sum obligations of the plan upon the death of the participant. The annual premiums paid during fiscal 2000 were less than the increase in cash surrender value of such insurance policies. The annual benefit provided under the program in fiscal 2000 upon retirement at age 65 or death is as follows:
Martin B. Bloch- $150,000, Markus Hechler- $60,000, Alfred Vulcan- $60,000 and Leonard Martire- $40,000. In fiscal 2001 and thereafter, as part of the compensation package for Mr. Bloch, his retirement benefit will be $170,000. The benefit described above is payable for ten years or the life of the participant, whichever is longer. Two years after retirement or early retirement, the participants can elect to receive the benefit, less benefits received during the two-year period, in a lump sum under certain conditions. Upon voluntary termination of employment or discharge not for cause, the participant would be entitled to a lump sum payment, the amount of which varies based on the year in which termination occurs and the nature of the termination as set forth in the individual's EIC agreement. In conjunction with the program, the participants are required to make certain covenants with the Company relating to, among other things, nondisclosure of confidential information, noncompetition with the Company and the providing of consulting services subsequent to retirement.


Performance Graph

     The following graph compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return of the companies listed in the Standards & Poors' 500 Stock Index (the "S&P Index") and an industry peer group index (the "Peer Group Index"). The graph assumes that $100 was invested on May 1, 1995 in each of the common stock of the Company, the stock of the companies comprising the S&P Index and the stocks of the companies comprising the Peer Group Index, including the reinvestment of dividends through April 30, 2000. The Peer Group Index consists of Alpha Industries, Inc., Anaren Microwave, Inc., Aeroflex Inc., Ball Corp., Burr-Brown Corp., Adaptive Broadband, Inc., Comtech Telecom Corp., Datum Inc., EDO Corp., Genrad Inc.,
Kollmorgen Corp., Odetics, Inc., Scientific Atlanta, Inc., and Trimble Navigation, Inc.

                     Cumulative Total Shareholder Return for
                      Five-year Period Ended April 30, 2000
                                [GRAPHIC OMITTED]

Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.

                         Performance Graph Data Table:

                         1995      1996      1997      1998      1999     2000
                         ----      ----      ----      ----      ----     ----
Frequency Electronics  $100.00   $103.90   $208.32   $516.08   $254.89   $560.43

S&P 500                $100.00   $130.21   $162.94   $229.85   $280.01   $308.37

Peer Group             $100.00    $96.23    $91.08   $138.51   $157.81   $427.92


Employment Contracts and Change-In-Arrangements


      None of the Named Officers are employed by the Company pursuant to employment agreements other than Mr. Bloch as described in the Compensation Committee Report above. As described in the Compensation Committee Report beginning on page 9, the Company has provided supplemental separation benefits for certain executive officers, including the Named Officers, in the event of a change in control or ownership of part or all of the Company. Such benefits will be provided only if an officer is discharged without cause and is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge. The Company does not have any other material compensatory plans or arrangements with its employees with respect to any resignation, retirement or other termination of such persons employed with the Company resulting from, or in any way connected with, a change-in-control of the Company.


                                  ANNUAL REPORT

       A copy of the Company's combined Annual Report and Form 10-K, including the financial statements and the financial statement schedule thereto, for the fiscal year ended April 30, 2000 is being mailed to Stockholders concurrently with the mailing of this Proxy Statement. For a charge of $50, the Company agrees to provide a copy of the exhibits to the Form 10-K to any Stockholders who request such a copy.

                                          By Order of the Board of Directors,

                                                   s/HARRY NEWMAN
                                                   --------------
                                                     HARRY NEWMAN
                                                     Secretary

Dated:  August 25, 2000

APPENDIX

Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.